Exhibit 99.1

Akers Biosciences Announces Joint Venture
to Market Rapid Diagnostic Tests in China

Akers Biosciences, Inc. October 23, 2014 8:17 AM GlobeNewswire

Done

THOROFARE, N.J., Oct. 23, 2014 (GLOBE NEWSWIRE) — Akers Biosciences, Inc. (AKER) (AKR.L) (the "Company" or "Akers"), a leading designer and manufacturer of rapid diagnostic screening and testing products, has signed a Joint Venture Agreement (the "Joint Venture Agreement") with Hainan Savy Investment Management Ltd ("Hainan") and Mr. Thomas Knox ("Thomas Knox"), the Company's Non-executive Co-Chairman (Akers, Hainan and Thomas Knox together the "Parties"), to research, develop, produce and sell certain Akers' rapid diagnostic screening and testing products in China (the "Joint Venture"). The Joint Venture Company will be located in Haikou, the capital city of the province of Hainan, China, and is incorporated as Hainan Savy Akers Biosciences, Ltd.

The principals of Hainan have a track record of success helping numerous companies establish markets in China, which is the world's most populous country and among the fastest growing in vitro diagnostics markets with an estimated 18% annual growth rate. This annual growth rate is driven by China's aging population, which has resulted in an increasing level of chronic conditions such as diabetes and heart disease, and changing lifestyles, which are fueling rising levels of infectious diseases. According to a 2012 report from McKinsey & Company, many "highly prevalent and burdensome conditions remain underdiagnosed and undertreated in China." The report also highlights the growing need for "better and earlier diagnosis" of diseases in China, a healthcare market that is estimated to surpass $1 trillion in spending by 2020.

The Joint Venture plans to locate its headquarters in the prestigious Haikou National Hi-Tech Industrial Zone, and establish a manufacturing operation in the same area. The business will be structured to utilize numerous government incentives intended to develop and promote the Chinese diagnostic industry. As part of the agreement, the Joint Venture will be involved in the research, development, manufacturing, sales and marketing of Akers' rapid diagnostic screening and testing products In China. The Joint Venture will also explore other market opportunities in Asia.

Under the terms of the Joint Venture Agreement, the Joint Venture will market and sell the majority of Akers' product line, with a special emphasis on diabetes, cardiac, and infectious diseases rapid diagnostic screening and testing products.

Akers currently offers numerous diagnostic screening and testing products internationally, including its Breath Ketone test for diabetic monitoring, CHUBE disposable breath alcohol detectors, Tri-Cholesterol test, and PIFA (particle immunofiltration assay) based tests for infectious diseases such as chlamydia, dengue fever, malaria, and syphilis. More information on Akers' suite of testing solutions can be found at: http://www.akersbiosciences.com/products/.

Pursuant to the Joint Venture Agreement, the Joint Venture has elected a Board of Directors (the "Board") which will consist of Marco Ma, Wendy Wen, Hellen Ma, Raymond F. Akers Jr., Ph.D and Thomas Knox.

"This is a landmark day for Akers Biosciences. We are delighted to sign this agreement with Hainan as we endeavor to establish Akers' products in China, one of the world's leading emerging markets. The Joint Venture Agreement will support Akers' strategy on global growth, following our other recent distribution agreements in the U.S., Middle East, and Asia. This will also enable us to design and manufacture new rapid diagnostic screening and testing products in China," said Raymond F. Akers Jr., Ph.D, Executive Chairman.

"The creation of this Joint Venture is a timely move designed to meet the growing demand in the rapidly expanding Chinese market," continued Dr. Akers. "We look forward to working closely with Hainan going forward."

ABOUT AKERS BIOSCIENCES, INC.

Akers Biosciences develops, manufactures, and supplies rapid, point of care screening and testing products designed to bring healthcare information both rapidly and directly to the consumer or healthcare provider. The Company has advanced the science of diagnostics while responding to major shifts in healthcare through the development of several proprietary platform technologies. The Company's state-of-the-art rapid diagnostic assays can be performed virtually anywhere in minutes when time is of the essence. The Company has aligned with major healthcare companies and high volume medical product distributors to maximize product offerings, and to be a major worldwide competitor in diagnostics. Additional information on the Company and its products can be found at www.akersbiosciences.com.

ABOUT THOMAS KNOX

Thomas J. Knox was appointed Non-executive Co-Chairman of the Board of Directors of Akers Biosciences on August 15, 2014. Mr. Knox is a Philadelphia-based businessman who has owned, managed, and ultimately sold multiple profitable companies in the software, banking, and health insurance industries including Disc Systems, Inc., Crusader Bank, Gimco International, Kasser Industries and Fidelity Insurance Group. He also served as Chief Executive Officer for United HealthCare of Pennsylvania and served as Special Deputy Rehabilitator & Chief Executive Officer of Fidelity Mutual Life Insurance Co., Pennsylvania's 5th largest insurer.

ABOUT HAINAN SAVY INVESTMENT MANAGEMENT

Hainan Savy Investment Management Ltd. (Hainan) is a new entity comprised of principals that have been heavily involved with companies in the high-technology marketplace in China, helping to provide capital and management expertise across various mediums. The principals of Hainan have helped establish numerous companies in the high-technology marketplace in China. Hainan is very pleased to be working with Akers and will help to establish Akers as a leading producer of rapid diagnostic and screening tests in a rapidly expanding marketplace for such products in China.

Cautionary Statement Regarding Forward-Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. These statements include but are not limited to statements regarding the intended terms of the offering, closing of the offering and use of any proceeds from the offering. When used herein, the words "anticipate," "believe," "estimate," "upcoming," "plan," "target," "intend" and "expect" and similar expressions, as they relate to Akers Biosciences, Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.